Exhibit 5.1
Joel Bernstein
Attorney at Law
2666 Tigertail Avenue
Suite 104
Miami, Florida 33133
March 27, 2020
Stabilis Energy, Inc.
10375 Richmond Avenue, Suite 700
Houston, TX 77042
Greetings:
This opinion is furnished to you in connection with the filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-1, dated March 27, 2020, file No. 333-233704 (the “Registration Statement”) by Stabilis Energy, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), the resale of 2,769,787 shares of the Company’s common stock (the “Shares”), that have been issued to the selling stockholders listed under the heading “Selling Stockholders” in the Prospectus included in the Registration Statement.
        As counsel to the Company, I have reviewed the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares. I have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of public officials, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as I, in my professional judgment, have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal capacity and competence of each individual executing any document.
        This opinion is limited solely to the Florida Business Corporation Act without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. I express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.
        Based on such examination and subject to the foregoing, I am of the opinion that the Shares are duly and validly issued, fully paid and non-assessable.
        I hereby consent to the filing of this opinion with the Commission as an Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to me therein and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, I am opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the registration of the Shares for resale under the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Joel Bernstein